Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this amended Registration Statement on Form S-4 of First PacTrust Bancorp, Inc. of our report dated March 30, 2012, with respect to the consolidated financial statements of First PacTrust Bancorp, Inc. as of and for the two years ended December 31, 2011, which report appears in the Annual Report on Form 10-K of First PacTrust Bancorp, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Costa Mesa, California

April 10, 2013